Exhibit 10.1

AMENDMENT

This Amendment is made on 4 August 2022 (the “Amendment Effective Date”) between:

(1) GELESIS INC., a company organized and existing under the laws of the State of Delaware, having its principal office at 501 Boylston Street, Suite 6102, Boston, MA 02116, USA (“Licensor”); and

(2) CMS Bridging DMCC, a company incorporated under law of the UAE (Registration No.: DMCC177608) and having its registered/principal office at Unit No: 205, JBC1, Plot No: JLT-PH1-G2A, Jumeirah Lakes Towers, Dubai, UAE (“Licensee”);

The Licensor and Licensee shall be referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, the Licensor and Licensee are parties to the LICENSE, COLLABORATION AND SUPPLY AGREEMENT dated 18 June 2020 (hereafter the “License Agreement”).

WHEREAS the parties have agreed to amend the License Agreement, as detailed below,

NOW, THEREFORE, the parties hereby agree as follows:

1. Extent of the present Amendment

This Amendment is an integral part of the Lincense Agreement. It is understood that the terms and conditions of the License Agreement (as amended and supplemented) shall remain fully enforceable except where directly and expressly modified by this Amendment.

2. Amendment to clause 1.53 of the License Agreement: the Parties have agreed to amend the last paragraph of clause 1.53 of the License Agreement and replace it with the following:

“Market” means for the purpose of this Agreement, each of United Arab Emirates, Singapore, Brunei, Myanmar, Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Thailand and Vietnam, Mainland China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan; provided that Licensor has the exclusive option until 31 December 2023 to remove Malaysia from the definition of Market through exclusive licensing to a Third Party in exchange for one-half of any upfront payment received from such Third Party licensee.

3. Amendment to clause 1.57 of the License Agreement: the Parties have agreed to amend the last paragraph of clause 1.57 of the License Agreement and replace it with the following:

Net Sales shall not include transfers or dispositions of Products for no consideration for promotional, charitable, pre-clinical, clinical or regulatory purposes; provided that, subject to Sections 4.6 and 5.4, the total amount of transfers or dispositions shall not exceed the following percentage of the amount of total orders received for the applicable Calendar Year: thirty-five percent (35%) for the Calendar Year of 2024 (or the first year following the approval of the Marketing Authorization Application of the Product by NMPA, whichever is later), twenty-five percent (25%) for the Calendar Year of 2025 (or the second year following the approval of the Marketing Authorization Application of the Product by NMPA, whichever is later), ten percent (10%) for the Calendar Year of 2026 (or the third year following the approval of the Marketing Authorization Application of the Product by NMPA, whichever is later), and three percent (3%) for each Calendar Year thereafter. The transfer or sale of Product among Licensee and Designated Parties shall not be considered a sale unless the purchaser is a Third Party distributor or End Customer. Upon the sale or other disposal of Product other than in a transaction generating revenues from or based on a sales price for the Product which sales price is either customary or would be reasonably expected in the Territory for arm’s length transactions, such sale, disposal or use shall be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder, and if the consideration is not a monetary amount or is less than fair market value, a sale shall be deemed to have occurred at the average Net Sales price charged to Third Parties in arm’s length transactions for cash sales in such Market during the applicable reporting period (or if there were only de minimis cash sales in such Market, at the fair market value as determined by Licensor in good faith based on pricing in comparable markets). Unless otherwise specified herein, Net Sales will be calculated in accordance with GAAP generally and consistently applied.

4. Amendment to clause 1.72 of the License Agreement: the Parties have agreed to amend the clause 1.72 of the License Agreement and replace it with the following:

“Territory” shall mean Singapore, Brunei, Myanmar, Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Thailand and Vietnam, Greater China including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, United Arab Emirates; provided that Licensor has the exclusive option until 31 December 2023 to remove Malaysia from the definition of Territory through exclusive licensing to a Third Party in exchange for one-half of any upfront payment received from such Third Party licensee as set forth in section 1.53 above.

5. Adding clause 5.7 to the License Agreement: the Parties have agreed to add clause 5.7 the License Agreement as follows:

5.7 Licensor Regulatory Efforts.

Licensor agrees to make efforts to improve the collaboration with Licensee for expediting the regulatory approvals and other operational activities to support launching the Product in the Territory.

6. Amendment to clause 6.2(b) of the License Agreement: the Parties have agreed to amend the clause 6.2(b) of the License Agreement and replace it with the following:

(b) limiting the generality of the foregoing, Licensee shall comply with the Minimum Annual Royalty Commitment as set forth below for the period commencing on the later of (i) January 1, 2024 or (ii) the first (1st) anniversary date of obtaining the approval of the Marketing Authorization Application of the Product by NMPA and ending on the expiration date of this Agreement (“Minimum Annual Royalty Term”); provided that both Parties shall renegotiate in good faith to reasonably adjust the applicable Minimum Annual Royalty rate if any Material Adverse Event on the Commercialization of Product occurs after the expiration of the last valid claim of patents covering the Products in the Territory. Both Parties shall, within thirty (30) days after the end of any Calendar Year during the Minimum Annual Royalty Term, confirm and reconcile the total annual royalty payment paid or payable to Licensor based on the actual annual Net Sales of the Product (“Actual Annual Royalty”) and compare it against the Minimum Annual Royalty Commitment of such Calendar Year (being a “Surplus” in case of a positive balance and a “Deficit” in case of a negative figure). A Surplus of any Calendar Year may be carried forward (and used) to cover the Deficit occurred in the following (and preceding) two (2) Calendar Year until the amount of the Surplus of such Calendar Year is exhausted in so doing. If there turns out to be a Deficit in any given Calendar Year, then (i) Licensee may first avail itself of the available Surplus attributed to the Calendar Year before the immediately preceding Calendar Year (if any) to cover such Deficit (until such Surplus is fully reduced to zero); and (ii) if the available Surplus attributed to the Calendar Year before the immediately preceding Calendar Year is insufficient to cover such Deficit or the Calendar Year before the immediately preceding Calendar Year is a year of Deficit, then Licensee may further avail itself of the Surplus attributed to the immediately preceding Calendar Year to cover such Deficit. If the Deficit for a Calendar Year is not fully offset to zero through the steps as mentioned above in the (i) and (ii), then the Licensee shall further avail itself of the available Surplus attributed to the immediately subsequent Calendar Year and the year after the immediately subsequent Calendar Year, only after License has exhausted all the said steps and Deficit for a Calendar Year is still not fully offset to zero, then the balance amount of Deficit is a “Loss”. If there has been a Loss for two (2) consecutive Calendar Years during the Minimum Annual Royalty Term and Licensee fails to make up the Loss within thirty (30) Business Days upon receipt of a notice from Licensor to cure such breach, then Licensor will have a right to terminate this Agreement in whole.

Territory	Minimum Annual Royalty Commitment (Assuming Marketing Authorization Application approval by NMPA on 1 January 2024)
Taking all Markets into account	2024: USD 0.5 Million
2025: USD 1.5 Million
2026: USD 3 Million
2027 and each Calendar Year thereafter: USD 2.5 Million

[Examples for Reference]

Calendar Year	Actual Annual Royalty	MARC	Deficit	Surplus of the Year	Surplus Balance	Loss
2024	3M	0.5M	/	2.5M	+2.5M	/
2025	2.5M	1.5M	/	1M	3.5M (2024 Surplus plus 1M Surplus from 2025)	/
2026	5M	3M	/	2M	5.5M	0
2027	8M	2.5M	/	5.5M	+8.5M (2024 Surplus expires as it was not used, 2025 and 2026 Surplus is credited to the Surplus Balance	/

2028	5M	2.5M	2.5	10M (first look backward to 2025, unused Surplus expires, then 7.5M Surplus from 2026 and 2027; the 2M 2.5M Surplus from 2028 is credited against the Surplus Balance to result in a net Surplus of 8M)	/
2029	5M	2.5M	2.5M	10.5 (first look backward to 2027,then add surplus in 2028 and 2029)	/

Notwithstanding the foregoing, if the Marketing Authorization Application of the Product is approved by NMPA before or after 1 January 2024, the first Calendar Year for Minimum Annual Royalty Commitment shall be a period of twelve (12) months commence on the first (1st) anniversary date of obtaining the aforesaid Marketing Authorization. For avoidance of doubt, if the date of obtaining the approval of the Marketing Authorization Application of the Product by NMPA is earlier or later than 1 January 2024, the first and subsequent Calendar Year for Minimum Annual Royalty Commitment during the Minimum Annual Royalty Term shall be successive a period of twelve (12) months each, provided that the last period of Minimum Annual Royalty Commitment shall be calculated on a pro rata basis, as applicable.

7. Amendment to clause 8.3(a) of the License Agreement: the Parties have agreed to amend the clause 8.3(a) of the License Agreement and replace it with the following:

(a) Regulatory Approval Milestone Payments. Licensee shall pay to Licensor the one-time, non-refundable, and non-creditable regulatory milestone payment of USD five (5) million within fifteen (15) Business Days upon receiving the relevant invoice from Licensor after the Amendment Effective Date. Licensee will promptly notify Licensor of the approval of the Marketing Authorization Application of the Product by NMPA.

8. Adding clause 8.10 to the License Agreement: the Parties have agreed to add clause 8.10 the License Agreement as follows:

8.10 Warrant, Governance.

Licensor agrees to engage with Gelesis Holdings Inc. to issue a warrant to Licensee and/or its affiliate for the purchase of common stock of Gelesis Holdings Inc., through execution of a warrant agreement in a form reasonably acceptable to both Parties within ten (10) days following execution of this Amendment, which shall entitle the Licensee and/or its affiliate to purchase Four Hundred Thousand (400,000) shares of common stock of Gelesis Holdings Inc.at an exercise price per share of $0.01. Licensor agrees to engage with Gelesis Holdings Inc. to facilitate James Stearns’s appointment to become a member of the Gelesis Holdings Inc. Board, instead of an observer. Licensee understands and acknowledges that Gelesis Holdings Inc. is a U.S. company listed on the New York Stock Exchange and that therefore Gelesis Holdings Inc. may not be able to finalize this request until its next shareholder meeting, and the appointment may ultimately be subject to shareholder approval which may or may not be achieved.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

(Remainder of Page Blank, Signature Pages Follow)

—————————Signatory Page of Amendment ———————————

Gelesis Inc.
Signature: _________________________
Name: Yishai Zohar
Title: Chief Executive Officer

—————————Signatory Page of Amendment ———————————

CMS Bridging DMCC
Signature: _________________________
Name: Dr. Huaizheng Peng
Title: Director